April 24, 2023
To our shareholders:

Anterix entered into a license purchase agreement to provide the Lower Colorado River Authority (“LCRA”) with 900 MHz broadband licenses for its 73,000 square mile service territory in central Texas (the “LCRA Agreement”) for total payments of $30 million plus the contribution of select LCRA 900 MHz narrowband spectrum. The Agreement will support LCRA’s deployment of a private LTE network which will provide a host of capabilities including grid awareness, communications and operational intelligence that will enhance resilience and spur innovation at LCRA. LCRA’s pursuit of a private LTE network highlights the benefits of this technology throughout the entire utility space.

Created by the Texas legislature in 1934, LCRA manages the lower 600 miles of the Colorado River, which provides water to more than 1.4 million people, and is one of the largest public power providers in Texas, supplying power to more than 30 retail electric cooperatives and municipalities. It also owns and operates more than 5,400 miles of transmission lines and owns or operates more than 40 parks.

Key components of the LCRA agreement include:

•Assignment of 6 MHz of broadband spectrum, 936.5 - 939.5 MHz paired with 897.5 - 900.5 MHz, in 68 counties within LCRA’s service territory following FCC issuance of broadband licenses to Anterix.

•Anterix’s traditional commitment to clear incumbents from the 900 MHz broadband allocation in the LCRA service territory, as well as a specific requirement for the parties to work together to reach agreement with a key utility incumbent to clear its spectrum and secure these broadband licenses from the FCC for LCRA.

•Delivery of the broadband spectrum by county, commencing in 2023 and expected to be completed by 2026. Anterix has been proactively working with incumbents to clear the 900 MHz broadband allocation in LCRA’s service territory.

•Total payment of $30 million dollars, comprised of an initial payment of 50% expected by July 2023, a second payment of approximately 25% scheduled to be received in 2024 and the remaining 25% scheduled to be received through 2026. The timing and rights to these payments will vary as 900 MHz incumbents are cleared by Anterix, broadband licenses are granted by the FCC, and broadband spectrum is assigned to LCRA.

In addition:

•The agreement represents fair market value for the LCRA service territory.

•Upon completion of the assignment of the broadband licenses to LCRA, Anterix will have addressed one of the most complicated of the markets containing FCC-deemed “complex systems.” As outlined in Anterix's May 2020 letter to shareholders, 900 MHz complex systems are defined by the FCC Report and Order as those with 45 or more functionally integrated sites. As discussed with shareholders in the past, Anterix will remain flexible in its approach to establishing relationships with utilities operating these unique complex systems.

•As part of the LCRA Agreement, Anterix and LCRA intend to collaborate on accelerating utility industry momentum for 900 MHz private networks and the Anterix Active Ecosystem. The Agreement also contemplates that the parties will collaborate to help facilitate a broader deployment of 900 MHz private wireless broadband networks throughout Texas.

•The LCRA Agreement is subject to customary provisions regarding remedies, including reduced payment amounts and/or refund of amounts paid, and termination rights, if a party fails to perform its contractual obligations. The LCRA Agreement has been approved by both parties’ Boards of Directors.

Forward-looking Statements

Certain statements contained in this fact sheet, other than historical information, constitute forward-looking statements within the meaning of the Federal securities laws. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements include, but are not limited to, statements regarding: (i) the timing of payments under the LCRA Agreement, (ii) Anterix’s and LCRA’s ability to negotiate and enter into agreements with incumbents to clear the 900 MHz Broadband Spectrum allocation in LCRA’s service territories on a timely basis and on commercially reasonable terms; (iii) Anterix's ability to qualify for and timely secure broadband licenses in LCRA’s service territories; and (iv) Anterix's ability to satisfy the other terms of its agreement with LCRA. Any such forward-looking statements are based on the current expectations of Anterix's management and are subject to a number of risks and uncertainties that could cause Anterix's actual future results to differ materially from its management's current expectations or those implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) Anterix may not be successful in commercializing its spectrum assets to its targeted utility and critical infrastructure customers on a timely basis and on favorable terms; (ii) Anterix may be unable to secure broadband licenses from the FCC on a timely and cost-effective basis; (iii) Anterix has a limited operating history with its current business plan, which makes it difficult to evaluate its prospects and future financial results and its business activities, strategic approaches and plans may not be successful; and (iv) the value of Anterix's spectrum assets may fluctuate significantly based on supply and demand, as well as technical and regulatory changes. These and other risk factors that may affect Anterix's future results of operations are identified and described in more detail in Anterix's most recent filings on Forms 10-K and 10-Q and in other filings that it makes with the SEC from time to time. These documents are available on Anterix's website at www.anterix.com under the Investor Relations section and on the SEC's website at www.sec.gov. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by applicable law, Anterix undertakes no obligation to update publicly or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.